UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 19, 2009

AEROGROW INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-50888	46-0510685
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation)		Identification No.)

6075 Longbow Dr. Suite 200, Boulder, Colorado	80301
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code:  (303) 444-7755

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

AeroGrow International, Inc. (the “Company”) is party to a Business Loan Agreement, dated May 19, 2008, with First National Bank as lender (“FNB”), and Jack J. Walker, a director of the Company, as co-borrower, for a loan in the principal amount of $1,000,000 (the “First National Loan”).  Pursuant to the terms of the First National Loan, the Company and Mr. Walker simultaneously entered into a promissory note wherein they jointly and severally promised to repay to FNB the principal amount of $1,000,000 on or before May 19, 2009.

On May 19, 2009, the Company, Mr. Walker, and FNB entered into a Change in Terms Agreement (the “Change in Terms Agreement”), extending the maturity of the First National Loan until July 19, 2009, and increasing the interest rate from the Wall Street Journal Prime Rate plus .50% floating to the Wall Street Journal Primate Rate plus 2.0% floating, with a floor interest rate of 5.50%.

The Company is also party to a Loan Agreement with Mr. Walker and WLoans, LLC, a Colorado limited liability company, (“WLLC”) as lender, effective May 22, 2008 (the “WLLC Loan”), providing for a loan up to $1,500,000 with a maturity date of April 1, 2009.  Jack J. Walker, a director of the Company, is the manager of WLLC and owns a 73.3% membership interest in WLLC, with the remaining membership interest owned by other officers and directors of the Company and their family members.

On May 19, 2009, Mr. Walker, WLLC, and the Company entered into a Loan Extension Agreement (the “Loan Extension Agreement”) effective April 1, 2009, extending the maturity date of the WLLC Loan until June 30, 2009.  The Company paid WLLC $5,000 in consideration for the loan extension.  The current balance of principal due on the WLLC Loan is $1,200,000.  The parties agreed that the Company is not entitled to any further disbursements under the WLLC Loan.  In the event the Company receives any equity financing, all obligations due under the WLLC Loan become immediately due and payable.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AeroGrow International, Inc.

DATED: May 22, 2009	By:	/s/ H. MacGregor Clarke
H. MacGregor Clarke
Chief Financial Officer and Treasurer